Exhibit 99.1
PostRock To Select New President
OKLAHOMA CITY — June 10, 2011 — PostRock Energy Corporation (NASDAQ: PSTR) announced today that David C. Lawler has resigned from his position as the Company’s President and Chief Executive Officer effective July 15th. He will be leaving to join SandRidge Energy Inc. as Executive Vice President of Operations. At the Board’s request, Mr. Lawler has agreed to remain CEO until he departs. Duke R. Ligon, the Chairman of PostRock’s Board, and Thomas J. Edelman, White Deer’s Managing Partner responsible for the Fund’s investment in PostRock, will lead the Board committee charged with identifying and recruiting the new CEO.
Commenting, Mr. Ligon said: “David made an invaluable contribution to PostRock in the course of his four years with the Company. He played the key role in resolving the numerous challenges inherited from prior management. Just as importantly, he has helped position the Company to pursue a strategy of consistent growth and profitability from this point forward. While we are sorry to lose David, he simply received an offer we could not prudently match. The Board joins me in thanking David for his devoted service and in wishing him the greatest possible success.”

Company Contacts:
Jack Collins	North Whipple
Chief Financial Officer	Manager, Corporate Development & Investor Relations
(405) 702-7460	(405) 702-7423